Contact:	Fred Adams, Jr., Chairman and CEO Timothy A. Dawson, Vice President and CFO (601)948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2008 RESULTS

JACKSON, Miss. (December 28, 2007) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended December 1, 2007.

Net sales for the second quarter of fiscal 2008 were $223.7 million compared with net sales of $137.7 million for the same quarter of fiscal 2007. The Company reported net income of $40.2 million, or $1.70 per basic share, for the second quarter of fiscal 2008 compared with net income of $6.4 million, or $0.27 per basic share, for the second quarter of fiscal 2007.

For the first six months of fiscal 2008, net sales were $402.3 million compared with net sales of $253.0 million for the prior-year period. The Company reported net income of $58.1 million, or $2.46 per basic share, for the first half of fiscal 2008 compared with net income of $970,000, or $0.04 per basic share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We are very pleased with our results for the second quarter of fiscal 2008. These results reflect the favorable market conditions, with egg prices reaching record levels during the quarter. All of our operations performed well during the period. The egg industry has received positive reports from both the medical and nutritional communities, and eggs continue to represent a good value compared with other food products. As a result, demand for fresh eggs was strong for both the retail and food service markets as well as demand for eggs used for liquid, frozen and dried egg products. The export markets have also been very strong this year, and we expect Europe, the United Kingdom, Japan and the Middle East to be good markets for eggs in 2008.

“Looking ahead, our feed costs remain high, and we expect this trend to continue with the high demand for corn for ethanol use creating additional price pressures. However, both the egg industry and the USDA predict that egg production will be similar to 2007 levels, and this should support profitable egg prices for the year ahead,” added Adams.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2008 Results

December 28, 2007

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	Dec. 1,	Dec. 2,	Dec. 1,	Dec. 2,
	2007	2006	2007	2006
Net sales	$223,696	$137,737	$402,294	$253,045
Gross profit	76,032	24,955	121,612	33,362
Operating income	59,003	10,497	85,935	4,434
Other income (expense)	2,367	(940)	2,658	(2,878)
Income before income taxes	61,370	9,557	88,593	1,556
Net income	$40,154	$6,401	$58,120	$970
Net income per common share:
Basic	$1.70	$0.27	$2.46	$0.04
Diluted	$1.69	$0.27	$2.45	$0.04
Weighted average shares outstanding:
Basic	23,681	23,503	23,640	23,503
Diluted	23,714	23,597	23,719	23,596

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	December 1,	June 2,
ASSETS	2007	2007
Cash and short-term investments	$87,785	$54,532
Receivables	68,888	38,180
Inventories	69,403	62,208
Other	881	1,390
Current assets	226,957	156,310
Property, plant and equipment (net)	200,499	193,590
Other assets	21,564	14,668
Total assets	$449,020	$364,568
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$75,581	$45,051
Other current liabilities	10,758	5,435
Current maturities of long-term debt	11,661	13,442
Deferred income taxes	12,136	11,830
Current liabilities	110,136	75,758
Deferred income taxes and other liabilities	32,403	33,661
Long-term debt, less current maturities	92,572	99,410
Shareholders' equity	213,910	155,739
Total liabilities and shareholders' equity	$449,020	$364,568

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